EXHIBIT 99.1

REVOCABLE PROXY

PIEDMONT BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

The undersigned shareholder hereby appoints Brian D. Schmitt and William M. Evans, Jr. and each or any one of them, as proxies and attorneys-in-fact, with full power of substitution, to attend and vote as proxies for the undersigned at a Special Meeting of the Shareholders (the “Special Meeting”) of Piedmont Bancshares, Inc. (“Piedmont”), to be held on November 28, 2006, at The Buckhead Club, 3343 Peachtree Road, N.E., Suite 1850, Atlanta, Georgia at 9:00 a.m., local time, and any and all adjournments and postponements thereof, the number of shares of Piedmont held by the undersigned on October 20, 2006, which the undersigned would be entitled to vote if then personally present, for the purposes set forth below.

☒ Please mark your votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If you sign and return this proxy but no direction is made, this proxy will be voted FOR Items 1 and 2. Proxies are authorized to vote in their discretion upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Piedmont Board of Directors unanimously recommends that Piedmont shareholders vote
FOR approval of the merger agreement and the transactions contemplated thereby and
FOR approval of the amendment to Piedmont’s Articles of Incorporation.

1.  To approve the Agreement and Plan of Merger, dated as of August 2, 2006, by and between PrivateBancorp, Inc. and Piedmont (the “Merger Agreement”), which provides for PrivateBancorp to acquire Piedmont through the merger of Piedmont with and into PrivateBancorp, Inc.

	☐ For	☐ Against	☐ Abstain
2.  To approve an amendment to Piedmont’s Articles of Incorporation amending the terms of Piedmont’s Series A Convertible Preferred Stock to provide that each share of preferred stock is automatically converted into one share of Piedmont common stock in certain circumstances.

	☐ For	☐ Against	☐ Abstain
3. To transact such other business that properly comes before the Special Meeting, or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear on the proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such. The undersigned acknowledges receipt from Piedmont, prior to the execution of this proxy, of Notice of the Special Meeting and a Proxy Statement/Prospectus.

PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	DATE
_ PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	DATE

This proxy is solicited on behalf of the Piedmont Board of Directors for use at the Special Meeting and at any adjournment or postponement of the Special Meeting. Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of Piedmont at or before the Special Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Piedmont at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

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Please promptly complete, date, sign and mail this proxy in the enclosed postage-paid envelope.
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